EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne Lloyd
Senior Vice President, Chief Financial
Officer and Treasurer
(919) 783-4660
www.martinmarietta.com
MARTIN MARIETTA MATERIALS ADOPTS NEW SHAREHOLDER RIGHTS PLAN
TO REPLACE EXPIRING PLAN
RALEIGH, NC (September 28, 2006) — Martin Marietta Materials, Inc. (NYSE:MLM), today announced that its Board of Directors has adopted a new Shareholder Rights Plan (the “rights plan”) to become effective when its existing rights plan expires on October 21, 2006. The new rights plan, with substantially the same terms as the existing rights plan, is designed to protect all shareholders of the Company against potential acquirers who may pursue coercive or unfair tactics aimed at gaining control of the Company without paying all shareholders of the Company a full and fair price.
In implementing the rights plan, the Board of Directors has declared a dividend of one preferred stock purchase right for each outstanding share of the Company’s common stock held of record as of the close of business on October 21, 2006. Each right initially would entitle the holder thereof to purchase a fraction of a share of preferred stock. The rights will expire on October 21, 2016. The distribution of rights under the plan will not interfere with the Company’s business plans or be dilutive to or affect the Company’s reported per share results.
The rights are represented by the Company’s common stock certificates and are not immediately exercisable. Under the plan, the preferred purchase rights generally become exercisable upon the acquisition of 15% or more of the Company’s outstanding common stock, unless the Board of Directors redeems the rights.
Details of the rights plan, including a copy of the rights plan, will be filed with the Securities and Exchange Commission and will be accessible via the EDGAR database at http://www.sec.gov.
Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.
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